DNB Financial Corporation

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Jonathan T. McGrain
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jmcgrain@dnbfirst.com
FOR IMMEDIATE RELEASE

DNB Financial Corporation Names William J. Hieb Interim Chief Executive Officer
James H. Thornton Appointed Interim Chairman of the Board; Mary D. Latoff Elected Director

DOWNINGTOWN, Pa. —  January 13, 2016 — DNB Financial Corporation (NASDAQ: DNBF), today announced that William J. Hieb, 59, the company's president, has been appointed interim chief executive officer, following the death of William S. Latoff on Monday. The company also announced that James H. Thornton has been appointed interim chairperson of the Board of Directors, and that Mary D. Latoff has been elected as a director.

With more than 37 years of commercial banking experience, including lending, credit administration and wealth management, Mr. Hieb has served as president of the company since 2005, and as chief risk and credit officer since 2011. He has also been a director of the company since 2005.

Mr. Thornton has served as a director of the company since 1995. He is president of Thornton Consulting, a hospital and healthcare consulting firm, and was previously chief executive officer of Brandywine Health System.

Ms. Latoff is a former financial officer for Chester County's Department of Human Services and has held various positions with the Chester County Youth Center.

Mr. Thornton said,"We are very fortunate to be able to call upon Bill Hieb, who has worked closely with Bill Latoff for more than a decade, to lead DNB on an interim basis. With his tremendous knowledge and experience, Bill will provide strategic direction and continuity, and allow the Board to conduct a comprehensive and thoughtful review to identify the most qualified candidate to serve as CEO on a long-term basis. We expect the review process to be completed within six months."

"We are also pleased to welcome Mary Latoff to the Board, and grateful that she will continue to represent her family's interest in DNB, while playing a critical role in shaping the future of our institution," said Mr. Thornton."Among her accomplishments is financial experience with government and non-profit agencies in our region. Along with her husband Bill, Mary has supported a number of philanthropic organizations."

"Over the past 12 years, I've had the extraordinary privilege of working with Bill Latoff and helping him build a prudent, responsive banking franchise that today offers a full range of financial solutions for consumers and businesses. I appreciate the Board's confidence in me and I look forward to working with our leadership team and all of my colleagues at DNB to continue to execute our strategic plan," said Mr. Hieb.

About DNB Financial Corporation

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a community bank headquartered in Downingtown, Pennsylvania with 12 locations. DNB First, which was founded in 1860, provides a broad array of consumer and business banking products, and offers brokerage and insurance services through DNB Investments & Insurance, and investment management services through DNB Investment Management & Trust. DNB Financial Corporation's shares are traded on Nasdaq's Capital Market under the symbol: DNBF. We invite our customers and shareholders to visit our website at https://www.dnbfirst.com. DNB's Investor Relations site can be found at http://investors.dnbfirst.com/.